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                                                                   EXHIBIT 10.16



January 14, 2002


Mr. John E. Calonico, Jr.
301 Laurel Avenue
Milbrae, CA  94030

Dear John:

I am pleased to offer you a position with iMANAGE, INC. (the "Company") as Vice President and Chief Financial Officer. You will report directly to Mahmood Panjwani, President and Chief Executive Officer, and your anticipated start date will be January 14, 2002.

Should you decide to join us, your compensation package would be as follows:

    1. You will receive a monthly salary of $16,666.66 ($200,000 per year), which will be paid semi-monthly in accordance with the Company's normal payroll procedures (the "Base Salary"). You will also receive a guaranteed bonus of $25,000 (the "Guaranteed Bonus") in the first year of employment, which shall be paid semi-monthly with your Base Salary. Your Base Salary and Guaranteed Bonus for calendar year 2003 and subsequent years will be no lower than calendar year 2002.

    2. You will be eligible for an annual bonus of up to 40% of Base Salary (the "Annual Bonus"), which shall be payable upon achievement of goals as may be defined from time to time in the annual Executive Bonus Plan established by the iManage Board of Directors. In your first year of employment, the Guaranteed Bonus shall be subtracted from any Annual Bonus payments.

    3. I will recommend that the Board of Directors grant you an option to purchase 250,000 shares of iMANAGE, INC. common stock (the "Basic Option"). The exercise price for the option to purchase the first 75,000 shares under the Basic Option shall be $4.00 (four dollars) per share. The exercise price for the remaining 175,000 optioned shares under the Basic Option shall be equal to the then current fair market value of common stock, as determined by the Board of Directors. Subject to your continued employment with the Company, these options will vest ratably on a monthly basis over 4 years (i.e. 1/48 per month), with a cliff of 6 months. You may immediately exercise all options under the Basic Option at any time after the grant date by executing a full recourse promissory note in a form as may be required in the Company's reasonable discretion.

    4. In addition to the Basic Option, I will recommend to the Board that you be granted an option to purchase 50,000 shares (the "Bonus Option") which will vest ratably on a monthly basis over 6 years (i.e. 1/72 per month), with a two year cliff; provided, however, that upon achievement of bonus goals established by the Board of Directors for the 2002 calendar year, the vesting and exercisability of 12,500 shares of stock shall accelerate for each quarter in which the bonus goals are achieved (the "Accelerated Shares") as follows: 1/8 of the Accelerated Shares will vest on July 1, 2002, and for each full month of your service thereafter, an additional 1/48 of the Accelerated Shares shall vest. The exercise price for the shares under the Bonus Option shall be equal to the then current fair market value of common stock, as determined by the Board of Directors. You may immediately exercise all shares under Bonus Option at any time after the grant date by executing a full recourse promissory note in a form as may be required in the Company's reasonable discretion.

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    5.  In addition, the Company will provide you with the same benefits it provides to its other executive-level employees, including but not limited to health and medical benefits, paid vacation, 401(k) plan and similar benefits and plans as may be adopted by the Company from time to time.

    6. In the event of your Constructive Termination (as defined below) within twelve (12) months following a Transfer of Control (as such term is defined in Section 8.1(b) of the Company's Stock Option Plan), and provided you execute a release in the form attached hereto as Exhibit A, the vesting and exercisability of the outstanding stock options granted to you in items 3 and 4 above and any subsequent option grants will immediately accelerate in an amount equal to fifty percent (50%) of the remaining unvested options as of the date of the Constructive Termination.

    "Constructive Termination" means a termination of your employment by the Company (or any successor entity) other than for Cause (within 30 days following the occurrence of such Cause), or your resignation from the Company (or any successor entity) within thirty (30) days following an event of Good Reason.

    "Cause" means (A) material willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Company's board of Directors; (B) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially harms the Company or is materially detrimental to the Company's reputation, including any felony conviction; or (C) a material breach of any element of the Company's Employee Inventions and Proprietary Rights Assignment Agreement, including without limitation, theft or other material misappropriation of the Company's proprietary information.

    "Good Reason" means (A) a material adverse change in your position, including but not limited to a change in title/position (including to whom you report), responsibilities, required geographic location (more than 25 miles from the Company's current location); or (B) a reduction of your base salary and incentive plan.

    7. In event of your Constructive Termination, Company shall: (A) pay to you a severance payment equal to six (6) months of Base Salary, payable over each ordinary pay-period for such period; (B) provide you with continued coverage of the Company's standard benefits package for a period of six
        (6) months from the date of Constructive Termination; and (C) immediately accelerate the vesting and exercisability of the stock options granted to you in items 3 and 4 above (and any additional grants which may have been provided) a period of six (6) months; provided, however, that this clause (C) shall not apply in the event that such Constructive Termination occurs within twelve (12) months following a Transfer of Control, in which case the first paragraph of item 6 above shall apply in its stead.

    8. The Company shall reimburse you for all reasonable travel, entertainment and other expenses incurred by you in performing your responsibilities in accordance with the Company's reimbursement policy.

    9. During your employment, the Company will provide you with Director and Officer errors and omissions insurance and ERISA fiduciary insurance at levels no less than those offered to its other executive-level officers.

    10. The Company and you will mutually agree on the timing and content of any press releases or announcements regarding your joining the Company and neither party will make any announcement or press release regarding such without the other's prior approval.

IF YOU CHOOSE TO ACCEPT THIS OFFER, YOUR EMPLOYMENT WITH THE COMPANY WILL BE VOLUNTARILY ENTERED INTO AND WILL BE FOR NO SPECIFIED PERIOD. AS A RESULT, YOU WILL BE FREE TO RESIGN AT ANY TIME, FOR ANY REASON OR FOR NO REASON, AS YOU DEEM APPROPRIATE SIMPLY BY NOTIFYING THE COMPANY. THE COMPANY WILL HAVE A SIMILAR RIGHT AND MAY CONCLUDE ITS EMPLOYMENT RELATIONSHIP WITH YOU AT ANY TIME, WITH OR WITHOUT CAUSE.

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For purposes of federal immigration law, you will be required to provide to the
Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out or our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claim relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

This offer of employment will expire at 5:00 p.m. on January 18, 2001.

We look forward to working with you at iMANAGE, INC. Welcome aboard!

Sincerely,


Mahmood Panjwani
President and CEO
iManage, Inc.


AGREED TO AND ACCEPTED


 /s/ John E. Calonico, Jr.
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John E. Calonico, Jr.